Bank One, Colorado, NA
                             1125 Seventeenth Street
                                Denver, CO 80202

                                Escrow Agreement


     This escrow agreement entered into by and between Bank One, Colorado, NA, as Escrow Agent, Analytical Surveys, Inc. (the "Buyer"), and Sol C. Miller (the "Seller"). These instructions may be supplemented, altered, amended, modified or revoked by writing only, signed by all of the parties hereto, and approved by the Escrow Agent, upon payment of all fees, costs and expenses incident thereto.

     No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the property deposited with the Escrow Agent pursuant to this Agreement, as described in the attached Schedule A (collectively referred to as the "Escrowed Property"), shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, costs and expenses incident thereto have been paid and then only upon the Escrow Agent's assent thereto in writing.

     The Escrow Agent will hold in an account (the "Escrow Account"), invest, if applicable, and disburse the Escrowed Property pursuant to instructions set forth in the attached Schedule B.

     Any notice required or desired to be given by the Escrow Agent to any party to this Escrow may be given by mailing the same addressed to such party at the address given below the signature of such party or the most recent address of such party shown on the records of the Escrow Agent, and notice so mailed shall for all purposes hereof be as effectual as though served upon such party in person at the time of depositing such notice in the mail.

     The Escrow Agent may receive any payment called for hereunder after the due date thereof unless subsequent to the due date of such payment and prior to the receipt thereof the Escrow Agent shall have been instructed in writing to refuse any such payment.


     The Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as such agent, while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith.

     The Escrow Agent is hereby expressly authorized to disregard any and all notices or warnings given by any of the parties hereto, or by any other person, firm or corporation excepting only orders of process of court, and is hereby expressly authorized to comply with and obey any and all process, orders, judgments, or decrees of any court, and in case the Escrow Agent obeys or complies with any such process, order, judgment or decree of any court it shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such process, order, judgement or decree be subsequently reversed, modified, annulled, set aside or vacated, or found to have been issued or entered without jurisdiction.

     In consideration of the acceptance of the escrow by the Escrow Agent, the undersigned agree, jointly and severally, for themselves, their heirs, legal representatives, successors and assigns, to pay the Escrow Agent its charges hereunder and to indemnify and hold it harmless as to any liability by it incurred to any other person, firm or corporation by reason of its having accepted the same, or its carrying out any of the terms thereof, and to reimburse it for all its expenses, including, among other things, reasonable counsel fees and court costs incurred in connection herewith; and that the Escrow Agent shall have a first and prior lien upon all deposits made hereunder to secure the performance of said agreement of indemnity and the payment of its charges and expenses, hereby expressly authorizing the Escrow Agent, in the event payment is not received promptly from the undersigned, to deduct such charges and expenses, without previous notice, from any funds deposited hereunder, shall be as written above the Escrow Agent's signature at the time of acceptance hereof.

     The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder, and assumes no responsibility or liability for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder.

     The Escrow Agent shall not be liable for the outlawing of any rights under any Statute of Limitations or by reason of laches in respect to the instructions or any documents or papers deposited.

     In the event of any dispute between the parties hereto as to the facts of default, the validity or meaning of these instructions or any other fact or matter relating to the transaction between the parties, the Escrow Agent is instructed as follows:

          (a) That it may in its sole and absolute discretion deposit the property described herein or so much thereof as remains in its hands with the Clerk, or acting Clerk, of the District Court of the City and County of Denver, State of Colorado, and interplead the parties hereto, and upon so depositing such property and filing under the terms hereof as to the property so deposited, and furthermore, the parties hereto for themselves, their heirs, legal representatives, successors and assigns do hereby submit themselves to the jurisdiction of said court and do hereby appoint the then Clerk, or acting Clerk, of said court as their Agent for the service of all process in connection with such proceedings. The institution of any such interpleader action shall not impair the rights of the Escrow Agent under the paragraph beginning "In consideration of the acceptance..."

          (b) That it shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process or court order of indemnification.

     The provisions of these instructions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures as of this date 7/2/97 .

Name: ANALYTICAL SURVEYS, INC.       Name:   SOL C. MILLER


By:   /s/ Sidney V. Corder                   /s/ Sol C. Miller
      ----------------------------           -----------------------------

Address:  1935 Jamboree Drive #100           Address:  Mr. Sol C. Miller
      Colorado Springs, CO  80920            c/o Mr. Charles E. Thomas
      Attn: Sidney V. Corder                 Geo. S. Olive & Co. LLC
                                             100 Capital Center South
                                             201 N. Illinois St.
                                             Indianapolis, IN  46204

No of copies signed ____.                    Accepted
                                             Bank One, Colorado, NA,
                                             as Escrow Agent

                                             By: /s/ T.D. Young, S.V.P.
                                             --------------------------

Attached: 1) Addendum to Escrow Agreement
          2) Schedule A
          3) Schedule B
          4) Schedule C

                          Addendum to Escrow Agreement


1.   Exculpation and Indemnification of Escrow Agent
     -----------------------------------------------

          (a) The Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Escrow Agent shall be under no liability to any party hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. Except for amendments to this Agreement referred to in Section 5(b) of this Addendum and except for instruction given to the Escrow Agent by the other party hereto relating to the Escrow Account, the Escrow Agent shall not be obligated to recognize any agreement between any or all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

          (b) The Escrow Agent shall not be liable to any other party hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for fraud, negligence, or willful misconduct. The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) that is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written notice delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

          (c) The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received or held by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on delivering or purporting to execute or deliver any document or property or this Agreement, other than on behalf of or in the name of the Escrow Agent. The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow Agent pursuant to the provision hereof. Except as provided in Section 1(b) above, the Escrow Agent shall not be liable to any other party hereto or to anyone else for any loss that may be incurred by reason of any investment of any monies that it holds hereunder.

          (d) The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption; provided, however, that the Escrow Agent shall be liable for any such liability resulting from its own fraud, negligence or willful misconduct.

          (e) To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of income derived from the investment of funds held hereunder or any payment made hereunder, and held harmless against any liability for taxes and for any penalties or interest in respect of taxes, on such investment income or payments in the manner provided in Section 1(f).

          (f) The Escrow Agent shall be indemnified and held harmless from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, that in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies; provided, however, that if the Escrow Agent has been determined to be guilty of fraud, negligence or willful misconduct, the Escrow Agent shall not be entitled to indemnification hereunder. Promptly after the receipt by the Escrow Agent of notice of any such action, suit or other proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; the failure by the Escrow Agent to give such notices shall relieve such other parties from any liability that such parties may have to the Escrow Agent under this Section 1(f) as the particular item for which indemnification is being sought, but not from any other liability that any of them may have to the Escrow Agent. Each of the other parties hereto will be entitled to participate in the defense of any action, suit or proceeding for which indemnification is sought hereunder and, to the extent any of them so desires, jointly with any of the other parties hereto, to assume such defense, with counsel who shall be reasonably satisfactory to the Escrow Agent, and after notice from any of the other parties hereto to the Escrow Agent of such parties' election so to assume such defense, none of the other parties hereto will be liable to the Escrow Agent under this Section 1(f) for any legal or other expense subsequently incurred by the Escrow Agent in connection with such defense other than reasonable costs of investigation.

2.   Compensation of Escrow Agent
     ----------------------------

     The Escrow Agent shall be entitled to reasonable compensation for the services rendered by it hereunder, as set forth on Schedule C. The Escrow Agent shall also be entitled to reimbursement for all expenses (pre-approved) paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel advisors' and agents' fees and disbursements and all taxes or other governmental charges.

3.   Termination of Agreement and Resignation of Escrow Agent
     -------------------------------------------------------------

          (a) This Agreement shall terminate on the final disposition of the monies and property held in escrow hereunder, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Sections 1 and 2 shall survive the termination hereof.

          (b) The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the other parties hereto at least 60 days' notice thereof. The Escrow Agent may be removed at any time by giving to the other parties hereto at least 30 days' notice hereof. As soon as practicable after its resignation or removal, the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto all monies and property held hereunder (less such amount as the Escrow Agent is entitled to retain pursuant to Section 1(e)) upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the 60-day period following such notice of resignation or the 30-day period following such notice of removal, the Escrow Agent may deposit the aforesaid monies and property with any court in the State of Colorado, it deems appropriate. If the Escrow Agent is removed, it shall be entitled to
     (i) the full payment of its flat fee, (ii) compensation for services rendered prior to such removal and (iii) pre-approved out-of-pocket expenses incurred prior to such removal, all as set forth on Schedule C.

4.   Notices
     -------

     All notices, request, demands and other communications provided for herein shall be in writing, shall be delivered by hand, first-class mail or overnight express, shall be deemed given when received and shall be addressed to the parties hereto at their respective addresses listed below or to such other persons or addresses as the relevant party shall designate as to itself from time to time in writing delivered in like manner.

5.   Miscellaneous
     -------------

          (a) All amounts referred to herein are expressed in United States dollars and all payments by the Escrow Agent shall be made in such dollars.

          (b) This Agreement shall be binding upon and inure to the benefit of each party's respective successors, heirs, and permitted assigns. No other person shall acquire or have any rights under of by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent and the other parties hereto.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigation made by any party. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

                                   SCHEDULE A
                                    Deposits



     The Escrowed Property will consist of cash in the amount of $200,000 (the "Escrowed Cash") and 92,500 shares of common stock of the Buyer (the "Escrowed Shares") deposited with the Escrow Agent.

SCHEDULE B
Instructions




     1.  Payments  from  the  Escrow   Account.   The  Escrow  Agent  will  make
distributions from the Escrow Account as follows:

                    (a) As directed in a written notice  executed by ASI and the
               Seller.

                    (b) As directed by a written arbitral award or court order.

                    (c) On the first  Business Day following the Escrow  Agent's receipt of a joint notice from ASI and the Seller to the effect that the Closing Date Balance Sheet has been completed and agreed upon, the Escrow Agent will pay the Escrowed Cash to the Seller and/or ASI in the respective amounts specified in that notice. Any interest accrued on the Escrowed Cash will be paid to the Seller.

                    (d) On November 30,  1998,  the Escrow Agent will deliver to the Seller 46,250 of the Escrowed Shares, less the sum of:

                    (i) all Escrowed Shares delivered to ASI pursuant to Section
               2 of this Schedule prior to November 30, 1998, plus

                    (ii) all Escrowed  Shares then being  reserved by the Escrow
               Agent in respect of Claim Certificates received prior to November 30, 1998.

                    (e) On November 30,  1999,  the Escrow Agent will deliver to the Seller the remaining Escrowed Shares, less all Escrowed Shares then being reserved by the Escrow Agent in respect of Claim Certificates received prior to such date.

                    (f) If less than all of the remaining  Escrowed  Property is transferred to the Seller on November 30, 1999, at such time as the Escrow Agent is no longer reserving any amounts in the Escrow Account in respect of Claim Certificates and has made all payments to ASI due under Sections 2(c) and 2(d) of this Schedule, the Escrow Agent will promptly transfer to the Seller all Escrowed Shares then remaining in the Escrow Account.

     2. Claims by ASI.

                    (a) At any time prior to November 30, 1999,  ASI may deliver to the Escrow Agent a certificate executed by ASI (a "Claim Certificate") which Claim Certificate will:

                         (i) state that ASI has paid or incurred  or  reasonably
                    expects to pay or incur an amount against which it is or will be entitled to indemnification under Article VI of the Purchase Agreement (an "Indemnification Amount");

                         (ii) state the Indemnification Amount to the extent that it has actually been paid or incurred and is definite in amount or give a reasonable estimate of the maximum Indemnification Amount to the extent that it has not actually been paid or incurred or is not definite in amount, identifying separately the amounts in each category;

                         (iii) specify in reasonable detail the facts and circumstances giving rise to each Indemnification Amount, including, if applicable, a reference to the section or sections of the Purchase Agreement containing the representation or warranty of the Seller alleged to have been breached; and

                         (iv) request immediate payment from the Escrowed Property of the portion of the Indemnification Amount that has actually been paid or incurred by ASI and is definite in amount (a "Payment Request") or instruct the Escrow Agent to reserve from the Escrowed Property an estimated amount for the portion of the Indemnification Amount that is expected to be incurred by ASI or is not definite in amount (a "Reservation Instruction").

     If the Escrow Agent receives a Claim Certificate prior to November 30, 1999, the Escrow Agent will promptly deliver a copy of such Claim Certificate to the Seller.

                    (b) If the  Seller  objects  to any  Payment  Request in any
               Claim Certificate, the Seller will, within 10 days after delivery by the Escrow Agent to the Seller of such Claim Certificate, deliver to the Escrow Agent a certificate of the Seller, executed by the Seller (an "Objection Certificate") which Objection Certificate will (i) identify the Claim Certificate to which it relates and the particular Payment Request (or portion of such Payment Request) to which the Seller objects; and (ii) describe in reasonable detail the basis for the objection to the Payment Request or state that the Seller lacks sufficient information to determine whether ASI is or will be entitled to indemnification against the Indemnification Amount described in the Payment Request or the amount of such Payment Request. Promptly upon receipt of an Objection Certificate, the Escrow Agent will deliver a copy of such Objection Certificate to ASI.

                    (c) If the  Escrow  Agent  does  not  receive  an  Objection
               Certificate objecting to a Payment Request within the time specified in Section 2(b) of this Schedule, the Escrow Agent will promptly transfer to ASI out of the Escrow Account the amount of such Payment Request. If, within the time specified in Section 2(b), the Escrow Agent receives an Objection Certificate objecting to only a portion of a Payment Request, the Escrow Agent will so transfer to ASI the amount of the Payment Request to which the Seller did not object.

                    (d) If the Escrow Agent receives,  within the time specified in Section 2(b) of this Schedule, an Objection Certificate objecting to all or any portion of the Payment Request, the amount so objected to will be reserved by the Escrow Agent in the Escrow Account until receipt by the Escrow Agent of either (i) joint written instructions from ASI and the Seller or (ii) a written arbitral award or court order. Promptly after its receipt of such instructions or such an award or order, the Escrow Agent will transfer to ASI out of the Escrow Account, the amount to which ASI is entitled under such instructions, award, or order, except that if the payment to ASI is made after November 30, 1999, the amount paid to ASI will not exceed the amount previously reserved in respect of the Payment Request. The balance, if any, of the amount reserved in respect of the Payment Request will be held in the Escrow Account until disbursed in accordance with the provisions of this Agreement, but will no longer be reserved except that if the payment to ASI under this
               Section 2(d) is made after any date on which a payment or delivery is required to be made to the Seller under Section 1(c)(i) or 1(c)(ii) (each, a "Distribution Date") in respect of a Claim Certificate received before that Distribution Date, such balance will be paid to the Seller to the extent that it would have been so paid on that Distribution Date had it not then been reserved in respect of the Payment Request.

                    (e) If the Escrow Agent  receives a Reservation  Instruction within the time specified in Section 2(a), the amount specified in the Reservation Instruction will be reserved by the Escrow Agent in the Escrow Account until receipt by the Escrow Agent of
               (i) joint written instructions from ASI and the Seller directing the disposition of such amount, (ii) a Claim Certificate containing a Payment Request with respect to the Indemnification Amount to which the Reservation Instruction relates, or (iii) a written arbitral award or court order determining the disposition of such amount. If the Escrow Agent receives joint written instructions, an arbitral award, or a court order, it will hold or dispose of the amount specified in the Reservation Instruction in accordance with such instructions, award, or order. If the Escrow Agent receives a Payment Request with respect to the
               Indemnification Amount to which the Reservation Instruction relates, it will proceed as provided in Section 2(a) through (d) of this Schedule, even though the Payment Request is received on or after November 30, 1999, but no such Payment Request received on or after November 30, 1999 may request payment of more than the amount reserved in respect of the Reservation Instruction. If the Payment Request specifies an amount that is less than the amount specified in the Reservation Instruction, the excess will be held in the Escrow Account until disbursed in accordance with the provisions of this Agreement, but will no longer be reserved, except that if such Payment Request is received after a Distribution Date and the Reservation Instruction was given before that Distribution Date, such excess will be paid to the Seller to the extent that it would have been so paid on that

               Distribution Date had it not then been reserved in respect of the Reservation Instruction. The Seller need not object to any Reservation Instruction and the failure to object will not imply any agreement by the Seller that ASI is entitled to indemnification against any or all of the Indemnification Amount described in such Reservation Instruction. If the Seller does not believe that all or any portion of the Indemnification Amount described in a Reservation Instruction is indemnifiable under the Purchase Agreement, or believes that the amount specified in a Reservation Instruction is unreasonable, its remedy will be to submit the matter to arbitration as provided in the Purchase Agreement.

     3. Average Closing Price. All Reservation Instructions and payments will be calculated on the basis of the Escrowed Shares being valued at 90% of the Average Closing Price (as defined below) of the common stock of ASI (the "Stock"). The Average Closing Price of the Stock on any date will be the average of the closing price of the Stock on the 10 trading days ending one trading day prior to that date as reported by the principal exchange on which it is traded on each such day or, if it is not traded on an exchange on any such day, as reported by Nasdaq. If the closing price of the Stock is not reported for any such day, the closing price of the Stock will be the average of the bid and asked prices for that day as reported by Nasdaq, or, if bid and asked prices are not reported by Nasdaq on any such day, as reported by the National Quotation Bureau, Inc. If the Average Closing Price cannot be determined in any of the ways described above, the Average Closing Price will mean the fair market value of the Stock as determined by ASI in any reasonable manner.

     4. Notice of Average Closing Price. In determining how many Escrowed Shares are to be distributed under Section 2(a)(iv) of this Schedule, the Escrow Agent may rely on a notice from ASI that sets forth the calculation of the Average Closing Price, together with copies of the pertinent pages of The Wall Street Journal containing the information utilized in determining the Average Closing Price. For the purposes of a distribution pursuant to a Payment Request, the Escrowed Shares will be valued as of the date of such distribution. For the purposes of reserving any Escrowed Shares pursuant to a Reservation Instruction, any such Reservation Instruction must contain a notice from ASI, as described above in this Section, setting forth the Average Closing Price as of the date of such notice. If Escrowed Shares are initially reserved and subsequently some or all of the reserved shares are required to be distributed, the value of the shares will be redetermined as of the date of each such distribution and the number of shares actually distributed will be based on that redetermined value. If the application of the Average Closing Price does not result in a whole number of Escrowed Shares to be reserved or distributed, the Escrow Agent will round the number of shares to be reserved or distributed up to the next highest whole share.